Exhibit 10.11

FIRST AMENDMENT TO MULTI-TENANT OFFICE LEASE (FSG)

This FIRST AMENDMENT TO MULTI-TENANT OFFICE LEASE (FSG) (“Amendment”) is made as of December 11, 2017 (the “Effective Date”), by and between LBA IV-PPI, LLC, a Delaware limited liability company (“Landlord”), and ALTERYX, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.    Landlord and Tenant are parties to that certain Multi-Tenant Office Lease (FSG) dated as of December 7, 2015 (the “Lease”), pursuant to which, Tenant currently leases from Landlord certain premises commonly known as Suite 400, consisting of approximately 35,617 rentable square feet and Suite 490, consisting of approximately 4,620 rentable square feet, for a total of approximately 40,237 rentable square feet in the aggregate (collectively the “Current Premises”), within the building located 3345 Michelson Drive, Irvine, California 92612 (the “3345 Building”), as more particularly described in the Lease. The 3345 Building is part of a larger development known as Park Place I (the “Project”).

B.    The Term of the Lease is scheduled to expire by its terms on June 30, 2023.

C.    The parties desire to amend the Lease in order to provide, among other things, for Tenant to expand the Current Premises and extend the Term, upon the terms and conditions set forth below.

D.    Capitalized terms not defined herein have the meanings given to such terms in the Lease.

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the above Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Expansion of Current Premises. Tenant hereby leases from Landlord, and Landlord hereby leases to Tenant, that certain premises commonly known as Suite 400, consisting of approximately 29,125 rentable square feet (the “Expansion Space”) within that certain building located at 3347 Michelson Drive, Irvine, California 92612 (the “3347 Building”), as depicted on Exhibit A attached hereto, on the terms and conditions hereinafter set forth. The Term as to the Expansion Space (the “Expansion Space Term”) shall commence on the Expansion Space Commencement Date (as defined in the Work Letter attached hereto as Exhibit B) and shall expire on the last day of the eighty-fifth (85th) full calendar month following the Expansion Space Commencement Date (the “Expansion Space Expiration Date”). During the Expansion Space Term, Exhibit A attached hereto identifying the Expansion Space is hereby incorporated into and made a part of the Lease as amended by this Amendment (the “Amended Lease”), all references in the Lease to the defined term “Premises” shall mean and refer to the Current Premises plus the Expansion Space (except to the extent the context requires otherwise) and shall consist of approximately 69,362 rentable square feet in the aggregate. Tenant’s use and occupancy of the Expansion Space shall be in accordance with all of the terms and conditions of the Amended Lease.

2.    Extended Term for Current Premises. The Term of the Lease for the Current Premises is hereby extended (the “Extended Term”), commencing as of July 1, 2023 (“Extended Term Commencement Date”) and expiring co-terminously with the Expansion Space Term on the Expansion Space Expiration Date (also referred to herein as the “Extended Term Expiration Date” or “ETED”), unless sooner terminated in accordance with the terms of the Amended Lease. No such extension shall operate to release Tenant from liability for any amounts owed or defaults which exist under the Lease prior to the Extended Term Commencement Date. Except as provided in Section 13 below, Landlord and

Tenant hereby acknowledge and agree that any and all provisions of the Lease providing for an extension or renewal of the Term of the Lease are hereby deleted in their entirety and Tenant has no remaining options extend the Extended Term of the Lease.

3.    Expansion Space Monthly Base Rent. Effective as of the Expansion Space Commencement Date and continuing throughout the Expansion Space Term, Tenant shall pay Monthly Base Rent for the Expansion Space (not inclusive of the Current Premises) to Landlord in accordance with the following schedule:

Period/Months	Monthly Base Rent
1 – 12*	$91,743.75	**
13 – 24	$94,496.06
25 – 36	$97,330.94
37 – 48	$100,250.87
49 – 60	$103,258.40
61 – 72	$106,356.15
73 – 85	$109,546.84

*	Including any partial month at the beginning of the Expansion Space Term.
**	Notwithstanding the foregoing, provided Tenant is not then in default under the Amended Lease beyond any applicable notice and cure period, Landlord hereby agrees to abate Tenant’s obligation to pay Monthly Base Rent for the Expansion Space (not inclusive of the Current Premises) during the first (1st) six (6) full calendar months of the Expansion Space Term, inclusive (such total amount of abated Monthly Base Rent being hereinafter referred to as the “Expansion Space Abated Amount”). In the event Tenant is in default under the Amended Lease beyond any applicable notice and cure period at the time of any such Monthly Base Rent abatement, Tenant’s right to such Monthly Base Rent abatement shall be suspended until such default is cured. Upon reasonable notice to Tenant at any time prior to application of the entire Expansion Space Abated Amount, Landlord shall have the right to purchase from Tenant any and all then remaining Expansion Space Abated Amount as it applies to one or more of the remaining abatement months by paying to Tenant an amount equal to the unused balance of the Expansion Space Abated Amount that Landlord elects to purchase back from Tenant (the “Expansion Space Abated Amount Purchase Price”). Upon Landlord’s payment to Tenant of the Expansion Space Abated Amount Purchase Price with respect to the applicable remaining abatement months, Tenant shall thereupon be required to pay Monthly Base Rent during such months in an amount equal to the Expansion Space Abated Amount that Tenant would have been entitled to receive but for Landlord’s payment to Tenant of the Expansion Space Abated Amount Purchase Price.

4.    Current Premises Monthly Base Rent. Prior to the Extended Term Commencement Date, Tenant shall continue to pay Monthly Base Rent and all other monetary obligations for the Current Premises pursuant to the terms of the Lease. Effective as of the of the Extended Term Commencement

Date and continuing throughout the Extended Term, Tenant shall pay Monthly Base Rent for the Current Premises (not inclusive of the Expansion Space) to Landlord in accordance with the following schedule:

Period/Months	Monthly Base Rent
7/1/23 – 6/30/24	$146,933.99
7/1/24 – ETED	$151,342.01

5.    Tenant’s Facility Percentage/Base Year. Effective as of the Expansion Space Commencement Date, Tenant’s Facility Percentage shall be increased to 3.71%. As of the Expansion Space Commencement Date and continuing for the Expansion Space Term, the “Base Year” for the Expansion Space (not inclusive of the Current Premises) shall be the calendar year 2018.

6.    Controllable Operating Expenses. Notwithstanding anything to the contrary in the Lease, Tenant’s Facility Percentage of “controllable expenses” shall not increase by more than five percent (5%) of such controllable expenses per calendar year on a cumulative, compounded basis. As used herein, the term “controllable expenses” means all Operating Expenses other than (i) Utilities Costs, (ii) Taxes, (iii) Insurance Costs, (iv) union wages, , (v) costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations or interpretations thereof promulgated by, any federal, state, regional, municipal or local governmental authority in connection with the use or occupancy of the applicable Building (the 3347 Building or 3345 Building) or the Project or the parking facility serving the applicable Building (the 3347 Building or 3345 Building) or the Project, and (vi) all fees currently fixed under contracts in existence on the date hereof.

7.    Condition of the Current Premises. Except as provided in Section 9 and 10 below, Tenant acknowledges that it is presently in possession of the Current Premises pursuant to the Lease and is fully aware of the condition of the Current Premises, and hereby acknowledges and agrees that, except as expressly provided in this Amendment, Landlord has no obligation to improve, or to otherwise fund any improvements to the Current Premises, and Tenant hereby accepts the Current Premises in its “AS-IS” condition. Tenant further acknowledges that except as expressly provided in the Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Current Premises, the improvements, refurbishments, or alterations therein, or the 3345 Building, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment.

8.    Condition of Expansion Space. Except as provided in Section 9 and 10 below, Tenant acknowledges that except as otherwise expressly set forth herein, Landlord shall not be obligated to refurbish or improve the Expansion Space in any manner whatsoever or to otherwise provide funds for the improvement of the Expansion Space in conjunction with this Amendment, and Tenant hereby accepts the Expansion Space “AS-IS”. Tenant further acknowledges that except as expressly provided in this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Space, the improvements, refurbishments, or alterations therein, or the 3347 Building or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in this Amendment.

9.    Tenant Improvements. Landlord hereby grants Tenant a tenant improvement allowance in the amount of up to $65.00 per rentable square foot of the Expansion Space (not inclusive of the Current Premises) (i.e., up to $1,893,125.00, based on the Expansion Space consisting of approximately 29,125 rentable square feet) (the “Expansion Space Allowance”) and a tenant improvement allowance in the amount of up to $8.00 per rentable square foot of the Current Premises (not inclusive of the Expansion Space) (i.e., up to $321,896.00, based on the Current Premises consisting of approximately 40,237 rentable square feet) (the “Current Premises Allowance”; and collectively with the Expansion Space Allowance, the “Allowance”), to be applied in accordance with the terms and conditions of the Work Letter attached hereto as Exhibit B.

10.    Landlord Improvements. Landlord, at Landlord’s sole cost and expense, using Building standard materials, finishes and specifications, shall: (i) concurrently with the construction of the Tenant Improvements (as defined in the Work Letter) to be constructed in the Current Premises install one (1) additional urinal in the Current Premises per mutually agreed upon plans; and (ii) concurrently with the construction of the Tenant Improvements to be constructed in the Expansion Space install a full height demising wall to demise the Expansion Space, and segregate electrical, plumbing and mechanical systems for the Expansion Space, from the contiguous space to the Expansion Space (collectively, the “Landlord Improvements”). The Landlord Improvements shall be constructed in accordance with the terms and conditions set forth in the Work Letter. Except as provided in the immediately preceding sentence and Section 8 above, Tenant shall accept the Premises in its “AS-IS” condition. Landlord may complete certain Landlord Improvements in the Current Premises, while Tenant is in occupancy thereof and paying Rent under the Amended Lease, and Tenant acknowledges that some minor interruptions and/or interference with Tenant’s business may occur during the course of Landlord’s completion of the Landlord Improvements in the Current Premises, but agrees that no minor interruptions or inconveniences to Tenant or its business suffered as a result of Landlord’s completion of the Landlord Improvements in the Current Premises shall excuse Tenant from paying any Rent that it is scheduled to pay pursuant to the Amended Lease, and shall not constitute a constructive eviction under the Amended Lease. Tenant agrees to cooperate with Landlord to make the Current Premises available to Landlord and its agents for the performance of Landlord Improvements. Tenant shall be responsible for, at Tenant’s sole cost and expense, to relocate Tenant’s personal property, including any furniture and equipment in the Current Premises prior to and during the period Landlord is completing the Landlord Improvements for the Current Premises.

11.    Accessibility. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Amendment the Current Premises, the Expansion Space, the 3345 Building, the 3347 Building and the Project have not undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although California state law does not require a CASp inspection of the Premises, the commercial Project owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the costs and fees for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.” Therefore and notwithstanding anything to the contrary contained in the Amended Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises, in the 3345 Building, the

3347 Building or at the Project identified by any such CASp inspection, any and all such alterations and repairs within the Premises to be performed by Tenant in accordance with Article 13 of the Lease and if any alterations and repairs to other portions of the 3345 Building or the 3347 Building or the Project are required as a result of Tenant’s CASp inspection then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such alterations and repairs; provided, however, unless such repair or alterations relate solely to other alterations to the Premises which Tenant is obligated to, or elects to, remove upon the expiration or earlier termination of the Term (in which case Tenant shall simultaneously also remove any CASp identified alterations and repairs), Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Section 11.

12.    Right of First Refusal. Tenant shall have the right of first refusal to lease additional space in the Building (3345 Building and/or 3347 Building, as applicable) in accordance with the terms and conditions of Rider No. 1 attached to this Amendment.

13.    Extension Option. Tenant shall continue to have one (1) option to extend the Term (the Extended Term or Expansion Space Term, as applicable) of the Lease for the Premises (inclusive of the Current Premises and/or the Expansion Space) for one (1) additional period of five (5) years, subject to the terms and conditions of Rider No. 1 and Rider No. 2 of the Lease. Notwithstanding anything in the Lease to the contrary, the Monthly Base Rent for the Option Term shall be ninety-seven (97%) of the “fair market rental rate” as defined in Rider No. 2 of the Lease.

14.    Parking. As of the Expansion Space Commencement Date, Tenant shall have the right to use up to one hundred forty-six (146) additional unreserved parking spaces for the Expansion Space (“Expansion Space Parking”), for the duration of the Expansion Space Term of the Amended Lease. Tenant’s utilization of the unreserved Expansion Space Parking spaces shall be $55.00 per unreserved Expansion Space Parking space per month, provided, Tenant shall have no obligation to pay the unreserved parking charges for the Expansion Space Parking during the first twelve (12) months of the Expansion Space Term. Notwithstanding anything in the Lease to the contrary, and in lieu of Tenant’s right to right to convert up to seven (7) unreserved parking spaces to reserved parking spaces as set forth in Section 1.11 of the Lease, subject to availability, Tenant shall have the right to convert up to fifteen (15) unreserved parking spaces to reserved parking spaces, provided that the number of unreserved parking spaces shall be reduced, on a one-for-one basis, by the corresponding number of reserved parking spaces utilized by Tenant. Tenant’s use of all parking spaces shall be pursuant to the terms and conditions of the Amended Lease.

15.    Letter of Credit. Section 6.6 of the Lease is hereby amended, restated and replaced in its entirety with the following:

“6.6    Reduction in Letter of Credit Amount. Subject to the provisions of this Section 6.6 and provided that Tenant is not then in actual default of any provision of this Lease beyond the applicable notice and cure period, and provided that no event of Default (as defined in Article 22 of this Lease) has occurred at any time prior to the Termination Date (defined below) or a Reduction Date (defined below), as applicable, Tenant shall be entitled to reduce the Letter of Credit as provided below. If Tenant is not then in actual default of any provision of this Lease beyond the applicable notice and cure period, and provided that no event of Default (as defined in Article 22 of this Lease) has occurred at any time prior to the applicable “Reduction Date” in question, Tenant shall then be entitled to reduce the Letter of Credit by the following amounts at the following times: (i) Two Hundred Fifty Thousand and No/100 Dollars ($250,000.000) effective as of the Effective Date (the “First Reduction Date”); (ii) by an additional Two Hundred Thousand and No/100 Dollars ($200,000.00) effective as of the first day of the twenty-five (25th) full calendar month of the Expansion Space Term (the “Second Reduction Date”),

and (iii) by an additional Two Hundred Thousand and No/100 Dollars ($200,000.00) effective as of the first day of the forty-ninth (49th) full calendar month of the Expansion Space Term (the “Third Reduction Date”).”

Notwithstanding any provision of the Lease to the contrary, the parties hereby acknowledge and agree the Landlord is currently holding a cash security deposit in the amount of One Million Dollars ($1,000.000.00) that Tenant, with the consent of Landlord, delivered to Landlord in-lieu of delivering to Landlord the original Letter of Credit (the “Cash Security Deposit”). The Cash Security Deposit has been held by Landlord as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of the Amended Lease to be performed by Tenant. Landlord and Tenant hereby agree, however, that concurrently with the execution of this Amendment, Tenant shall deliver to Landlord a new Letter of Credit in the amount of $750,000.00, and Landlord, within three (3) business days of its receipt thereof, shall return the entire Cash Security Deposit to Tenant.

16.    Building Signage. Subject to Landlord’s prior approval as to location, style, design, color, materials, lighting and Tenant’s plans and specifications (which approval shall not be unreasonably withheld, conditioned or delayed), and subject to Tenant’s compliance with any sign criteria for the 3345 Building and the Facility, the REA, and all applicable laws, including the requirement that Tenant obtain all permits and approvals required by the City of Irvine, Tenant shall be entitled to one (1) Building top sign located on the exterior of the 3345 Building in the area identified in Exhibit C attached hereto at maximum signage square footage allowable with the City of Irvine (the “3345 Building Sign”). Landlord shall install all sign rights granted to Tenant under this Section 16. Tenant shall be responsible, at its sole cost and expense (but subject to application of the Allowance as applicable), for all costs associated with the design, fabrication, permitting, installation, utility usage, insurance, repair, maintenance, replacement, and removal of all Tenant’s sign granted under this Section 16 and the repair of any damage to the 3345 Building resulting from the removal of such sign. Landlord, at no cost to Landlord, shall fully cooperate with Tenant in connection with obtaining any governmental approvals required in connection with the 3345 Building Sign including, without limitation, the attendance at meetings and the timely execution and delivery of any applications and/or other materials required in connection therewith. Notwithstanding anything in the Lease to the contrary, effective as of the date Landlord installs the 3345 Building Sign, Tenant’s right to PS#6 Sign (as defined in Section 1.24 of the Lease) shall terminate and Landlord shall remove the PS#6 sign, at Tenant’s sole cost and expense.

17.    Suite 450 Sublease. During the period commencing on the Effective Date and expiring on the Extended Term Expiration Date, in the event any tenant leasing Suite 450 within the 3345 Building agrees to sublease Suite 450 of the 3345 Building to Tenant, Landlord shall not withhold consent to such sublease.

18.    Abated Amount. A subsection of Section 1.8 of the Lease is hereby amended, restated and replaced in its entirety with the following:

“**Notwithstanding the foregoing, provided Tenant is not in default under this Lease beyond any applicable notice and cure period, Landlord hereby agrees to abate Tenant’s obligation to pay Monthly Base Rent during the second (2nd) through seventh (7th) full calendar months of the initial Term (such total amount of abated Monthly Base Rent being hereinafter referred to as the “Abated Amount”). During such abatement period, Tenant will still be responsible for the payment of all other monetary obligations under the Lease. In the event Tenant is in default under this Lease beyond any applicable notice and cure period at the time of any such Monthly Base Rent abatement, Tenant’s right to such Monthly Base Rent abatement shall be suspended until such default is cured. Upon reasonable notice to Tenant at any time prior to application of the entire Abated Amount, Landlord shall have the right to purchase from

Tenant any and all then remaining Abated Amount as it applies to one or more of the remaining abatement months by paying to Tenant an amount equal to the unused balance of the Abated Amount that Landlord elects to purchase back from Tenant (the “Abated Amount Purchase Price”). Upon Landlord’s payment to Tenant of the Abated Amount Purchase Price with respect to the applicable remaining abatement months, Tenant shall thereupon be required to pay Monthly Base Rent during such months in an amount equal to the Abated Amount that Tenant would have been entitled to receive but for Landlord’s payment to Tenant of the Abated Amount Purchase Price.”

19.    Definition of Operating Expenses. The second sentence of Section 1.18 (b) of the Lease is hereby amended, restated and replaced in its entirety with the following:

“Facility Operating Expenses and Project Operating Expenses shall be determined by standard accounting practices and calculated assuming the Facility and the Project are at least ninety-five percent (95%) occupied or, with respect to Project Operating Expenses, as otherwise provided in the REA, and in any event shall consist of only actual and imputed Operating Expenses.”

20.    Facility Operating Expenses. The defined term “Project” in Section 1.18 (c)(vii) of the Lease is hereby amended, restated and replaced with the defined term “Facility”.

21.    Facility Operating Expenses continued. The second sentence of Section 1.18 (c)(xv) of the Lease is hereby amended, restated and replaced in its entirety with the following:

“a commercially reasonable property management fee taking into account the size and complexity of the Facility, not to exceed five percent (5%) of gross rent paid by the tenants of the Facility;”

22.    Facility Operating Expenses continued. Item three (3) of Section 1.18 (c)(xiii) is hereby deleted and of no further force and effect.

23.    Facility Operating Expenses continued. The second sentence of Section 1.18 (d)(xii) of the Lease is hereby amended, restated and replaced in its entirety with the following:

“a management fee in an amount competitive with compensation for the management of similar first-class projects in the South Coast Plaza/Irvine/Newport Beach area, not to exceed five percent (5%) of gross rent paid by the tenants of the Facility;”

24.    Hazardous Materials. The following provision shall be added to Section 10 of the Lease:

“Landlord hereby represents and warrants, to Landlord’s actual knowledge, that the Building and the Property does not contain Hazardous Materials at levels that require remediation under applicable Environmental Laws. If it is discovered that the Premises contain Hazardous Materials in levels in violation of applicable Environmental Laws, the presence of which predates the Lease and was not caused by Tenant or any of Tenant’s Parties, Landlord, at its sole expense, shall take all action required by applicable governmental authority, including removal of the Hazardous Materials from the Premises if and to the extent required by applicable governmental authority, to comply with the covenants herein or applicable Environmental Laws. Further, notwithstanding any provision in the Lease to the contrary, Tenant shall not be responsible for, shall have no liability or obligations with respect to, and shall not be obligated to pay for or take any action with respect to (i) the existence of any Hazardous Materials on the Premises which occurred or existed prior to the Delivery Date (of the Lease unless caused or permitted by Tenant, any entity that controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern (each, an “Affiliate”), or any of Tenant’s Parties, (ii) the existence of any Hazardous Material on the Premises which occurred or existed after the date of the Lease unless caused or permitted by Tenant, any Affiliate or any of Tenant’s Parties, (iii) the release of Hazardous Materials on, onto or from the Premises unless caused or permitted by Tenant, any Affiliate, or any of Tenant’s Parties, whether released prior to or on or after the Commencement Date (as defined in the Lease), or (iv) any violation of any Environmental Laws, unless and to the extent that such was caused or permitted by Tenant, any Affiliate, or any of Tenant’s Parties.”

25.    Objectionable Name. The defined Term “Objectionable Name” of Section 1.24 of the Lease is hereby amended, restated and replaced in its entirety with the following:

“Objectionable Name shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building or the Property, or which would otherwise reasonably offend landlords of comparable buildings in the vicinity of the Building.”

26.    Tenant’s Insurance. Section 14.1 (h) of the Lease is hereby deleted in its entirety and of no further force and effect.

27.    Landlord’s Indemnification. The following provision shall be added to as Section 16.3 of the Lease:

“16.3    Landlord’s Indemnification of Tenant. Notwithstanding anything to the contrary contained in Section 16.1 or 16.2, Tenant shall not be required to protect, defend, save harmless or indemnify Landlord from any liability for injury, loss, accident or damage to any person resulting from Landlord’s negligent acts or omissions or willful misconduct or that of its agents, contractors, servants, employees or licensees, in connection with Landlord’s activities on or about the Premises, and subject to the terms of Article 25, Landlord hereby indemnifies and agrees to protect, defend and hold Tenant harmless from and against Indemnified Claims arising out of Landlord’s breach of this Lease or negligent acts or omissions or willful misconduct or those of its agents, contractors, servants, employees or licensees in connection with Landlord’s activities on or about the Premises. Such exclusion from Tenant’s indemnity and such agreement by Landlord to so indemnify and hold Tenant harmless are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease to the extent that such policies cover (or, if such policies would have been carried as required, would have covered) the result of grossly negligent acts or omissions or willful misconduct of Landlord or those of its agents, contractors, servants, employees or licensees; provided, however, the provisions of this sentence shall in no way be construed to imply the availability of any double or duplicate coverage. Landlord’s and Tenant’s indemnification obligations hereunder may or may not be coverable by insurance, but the failure of either Landlord or Tenant to carry insurance covering the indemnification obligation shall not limit their indemnity obligations hereunder.”

28.    Abatement of Rent. The second (2nd) sentence of Section 17.3 of the Lease is hereby amended, restated and replaced in its entirety with the following:

“Abatement of Rent. If as a result of any such damage, repair, reconstruction and/or restoration of the Premises or the Building, Tenant is prevented from using, and does not use, the Premises or any portion thereof, then Rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Premises or portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises. Notwithstanding the foregoing to the contrary, if the damage is due to the gross negligence or willful misconduct of Tenant or any of Tenant’s Parties, there shall be no abatement of Rent. Except for abatement of Rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.”

29.    Tenant Default. Sections 22.1 (a), (d), and (g) of the Lease are hereby deleted in their entirety and of no further force and effect.

30.    Limitation on Landlord’s Liability. The following language is added to the end of Article 25:

“The provisions contained in this Section are not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.”

31.    Financial Statements. Notwithstanding anything in the Lease to the contrary, the following language is added to the end of Section 31.15 of the Lease:

“This Section shall not apply to the original named Tenant or any Permitted Transferee that is a public corporation and if Tenant’s financial statement is readily and publicly available.”

32.    Broker. Tenant hereby represents and warrants to Landlord that it is not aware of any brokers, agents or finders, other than CBRE, Inc., and Cushman & Wakefield, collectively representing Landlord, and CBRE, Inc., representing Tenant, who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment. If any claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise due to Tenant, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant.

33.    Representations and Warranties. Tenant hereby represents, warrants, and agrees that: (1) to Tenant’s actual knowledge, there exists no breach, default, or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (2) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; and (3) Tenant has no current offset or defense to its performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts, or causes of action of any nature whatsoever against Landlord or Landlord’s members, managers, directors, officers, employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease.

34.    Authority. Each signatory of this Amendment on behalf of Tenant represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

35.    Successors and Assigns. This Amendment shall extend to, be binding upon, and inure to the benefit of, the respective successors and permitted assigns and beneficiaries of the parties hereto.

36.    No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment. For purposes of this Amendment, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TENANT:

ALTERYX, INC., a Delaware corporation

By:	/s/ Kevin Rubin
Name:	Kevin Rubin
Title:	CFO

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

LANDLORD:

LBA IV-PPI, LLC, a Delaware limited liability company

By:	LBA IV-PPI Holding, LLC,
a Delaware limited liability company,
its Sole Member and Manager

	By:	LBA IV Park Place, LP
a Delaware limited partnership,
its Manager

		By:	LBA IV PP GP, LLC,
a Delaware limited liability company,
its General Partner

			By:	/s/ Steven R. Briggs
			Name:	Steven R. Briggs
			Title:	Authorized Signatory

For LBA Office Use Only: Prepared & Reviewed by:	/s/ Garrett Macklin

EXHIBIT A

EXPANSION SPACE

EXHIBIT A

EXHIBIT B

WORK LETTER*

[TENANT BUILD W/ALLOWANCE]

*With respect to the Tenant Improvements to be installed by Tenant for the Expansion Space, the defined term “Allowance” shall mean and refer to the Expansion Space Allowance, and the defined term “Premises” shall mean and refer to the Expansion Space. Likewise, with respect to the Tenant Improvements to be installed by Tenant for the Current Premises, the defined term “Allowance” shall mean and refer to the Current Premises Allowance, and the defined term “Premises” shall mean and refer to the Current Premises. Notwithstanding the foregoing, the parties acknowledge and agree that Tenant may utilize both the Expansion Space Allowance and the Current Premises Allowance for the costs of improvements in the Expansion Space and the Current Premises, as determined by Tenant in its sole and absolute discretion.. The defined term “Building” shall mean and refer to the 3347 Building or 3345 Building, as applicable. Tenant may apply any portion of the Allowance to the Expansion Space or the Current Premises.

1.    TENANT IMPROVEMENTS. As used in the Amendment and this Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” or “Tenant’s Work” means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below. Tenant shall use commercially reasonable efforts to complete the Tenant Improvements on or before June 1, 2018.

2.    WORK SCHEDULE. Prior to commencing construction, Tenant will deliver to Landlord, for Landlord’s review and reasonable approval, a schedule (“Work Schedule”), which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements.

3.    CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter: Donna Clark.

Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Work Letter: Dean Stoecker.

All communications with respect to the matters covered by this Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4.    TENANT IMPROVEMENT PLANS

(a)    Preparation of Space Plans. In accordance with the Work Schedule, Landlord agrees to meet with Tenant’s architect and/or space planner for the purpose of promptly reviewing preliminary space plans for the layout of the Premises prepared by Tenant (“Space Plans”). The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant

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in writing of such disapproval and the reasons therefor within five (5) business days following receipt by Landlord. Tenant will then submit to Landlord for Landlord’s approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord.

(b)    Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, Tenant’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the “Final Plans”). The Final Plans will show (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Landlord for signature to confirm that they are consistent with the Space Plans, and such signature shall constitute Landlord’s approval thereof. If Landlord reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Landlord agrees to advise Tenant in writing of such disapproval and the reasons therefor within five (5) business days following receipt by Landlord. In accordance with the Work Schedule, Tenant will then cause Tenant’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord so as to make the Final Plans consistent with the Space Plans.

(c)    Requirements of Tenant’s Final Plans. Tenant’s Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) if not comprised of the Building standards set forth in the written description thereof (the “Standards”), then compatible with and of at least equal quality as the Standards and reasonably approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.

(d)    Submittal of Final Plans. Once approved by Landlord and Tenant, Tenant’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Tenant’s architect, with Landlord’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. Landlord shall not have the right to disapprove any changes to the Final Plans required by the applicable governmental authorities, except to the extent such changes are materially inconsistent with Section 4(c) above. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant.

(e)    Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the “Allowance” described in Section 5 below.

(f)    Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Tenant will submit to Landlord a written estimate of the cost to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the “Work Cost Estimate”). Within five (5) business days of Tenant’s submission to Landlord of the Work Cost Estimate, Landlord, in Landlord’s reasonable discretion, will either approve the Work Cost Estimate or disapprove specific items

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and submit to Tenant revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Work Schedule. Upon Landlord’s approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the “Work Cost Statement”), Tenant will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof. If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess.

5.    PAYMENT FOR THE TENANT IMPROVEMENTS

(a)    Allowance. Landlord hereby grants to Tenant an Allowance as referenced in the Section 9 of this Amendment (the “Allowance”). The Allowance is to be used only for:

(i)    Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans.

(ii)    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii)    Construction of the Tenant Improvements, including, without limitation, the following:

(aa)    Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb)    All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;

(cc)    The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning;

(dd)    Any additional improvements to the Premises required for Tenant’s use of the Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

(ee)    All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;

(ff)    All plumbing, fixtures, pipes and accessories necessary for the Premises;

(gg)    Testing and inspection costs; and

(hh)    Fees and costs attributable to general conditions associated with the construction of the Tenant Improvements plus a construction administration fee (“Construction Administration Fee”) equal to one and one-half percent (1.5%) of the lesser of (A) the Allowance and (B) all costs incurred in connection with construction of the Tenant Improvements to cover the services of Landlord’s tenant improvement coordinator.

(iv)    All costs incurred by Landlord for construction of elements of the Tenant Improvements in the Premises, which construction was performed by Landlord prior to the execution of this Amendment

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by Landlord and Tenant and which construction is for the benefit of tenants and is customarily performed by Landlord prior the execution of leases for space in the Building for reasons of economics (examples of such construction would include, but not be limited to, the extension of mechanical [including heating, ventilating and air conditioning systems] and electrical distribution systems outside of the core of the Building, wall construction, column enclosures and painting outside of the core of the Building, ceiling hanger wires and window treatment); provided, however, such costs shall expressly exclude any costs related to the Landlord Improvements.

(b)    Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the work cost exceeds the Allowance, Tenant shall be solely responsible for payment of all excess costs.

(c)    Changes. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above. Tenant shall be solely responsible for any additional costs associated with such changes including the Construction Administration Fee (but only to the extent such additional costs are equal to or less than the Allowance), which fee shall be paid to Landlord within five (5) business days after invoice therefor. Landlord will have the right to reasonably decline Tenant’s request for a change to the Final Plans if such changes are materially inconsistent with the provisions of Section 4 above.

(d)    Governmental Cost Increases. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant shall be solely responsible for such additional costs including the Construction Administration Fee, which fee shall be paid to Landlord within five (5) business days after invoice therefor; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance.

(e)    Unused Allowance Amounts. Any unused portion of the Allowance upon completion of the Tenant Improvements will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Amended Lease. Notwithstanding the foregoing, Tenant shall have the right to apply a portion of the unused Expansion Space Allowance in the amount of up to $10.00 per rentable square foot of the Premises (including both the Expansion Space and the Current Premises) to reimburse Tenant for the procurement and installation of furniture, fixtures and equipment, provided that Tenant submits to Landlord notice of such election to apply such portion of the unused Allowance as and, if applicable, copies of contracts, receipts, invoices and other back-up documentation reasonably requested by Landlord evidencing such moving, furniture, fixtures and equipment costs (collectively, the “Cost Documentation”), if at all, within thirty (30) days following the Expansion Space Commencement Date. Landlord shall not reimburse Tenant for any costs for which Tenant fails to submit Cost Documentation submitted by Tenant after the thirtieth (30th) day following the Expansion Space Commencement Date.

(f)    Disbursement of the Allowance. Provided Tenant is not in default following the giving of notice and passage of any applicable cure period under the Amended Lease or this Work Letter, Landlord shall disburse the Allowance to Tenant to reimburse Tenant for the actual construction costs which Tenant incurs in connection with the construction of the Tenant Improvements in accordance with the following:

(i)    Twenty-five percent (25%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to fifty percent (50%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow;

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(ii)    Fifty percent (50%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to seventy-five percent (75%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow;

(iii)    Fifteen percent (15%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to ninety percent (90%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow;

(iv)    The final ten percent (10%) of the Allowance shall be disbursed to Tenant when Landlord shall have received “Evidence of Completion and Payment” as to one hundred percent (100%) of Tenant’s Work having been completed and paid for by Tenant as described hereinbelow and satisfaction of the items described in subparagraph (vi) below;

(v)    As to each phase of completion of Tenant’s Work described in subparagraphs (i) through (iv) above, the appropriate portion of the Allowance shall be disbursed to Tenant only when Landlord has received the following “Evidence of Completion and Payment”:

(A)    Tenant has delivered to Landlord a draw request (“Draw Request”) in a form satisfactory to Landlord and Landlord’s lender with respect to the Tenant Improvements specifying that the requisite portion of Tenant’s Work has been completed, together with invoices, receipts and bills evidencing the costs and expenses set forth in such Draw Request and evidence of payment by Tenant for all costs which are payable in connection with such Tenant’s Work covered by the Draw Request. The Draw Request shall constitute a representation by Tenant that the Tenant’s Work identified therein has been completed in a good and workmanlike manner and in accordance with the Final Plans and the Work Schedule and has been paid for;

(B)    The architect for the Tenant Improvements has certified to Landlord that the Tenant Improvements have been completed to the level indicated in the Draw Request in accordance with the Final Plans;

(C)    Tenant has delivered to Landlord such other evidence of Tenant’s payment of the general contractor and subcontractors for the portions of Tenant’s Work covered by the Draw Request and the absence of any liens generated by such portions of the Tenant’s Work as may be required by Landlord (i.e., unconditional lien releases in accordance with California Civil Code Sections 8120 through 8138 or release bond(s) in accordance with California Civil Code Sections 8424 and 8534);

(D)    Landlord or Landlord’s architect or construction representative has inspected the Tenant Improvements and determined that the portion of Tenant’s Work covered by the Draw Request has been completed in a good and workmanlike manner;

(vi)    The final disbursement of the balance of the Allowance shall be disbursed to Tenant only when Landlord has received Evidence of Completion and Payment as to all of Tenant’s Work as provided hereinabove and the following conditions have been satisfied:

(A)    Thirty-five (35) days shall have elapsed following the filing of a valid notice of completion by Tenant for the Tenant Improvements;

(B)    A certificate of occupancy for the Tenant Improvements and the Premises has been issued by the appropriate governmental body;

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(C)    Tenant has delivered to Landlord: (i) properly executed mechanics lien releases from all of Tenant’s contractors, agents and suppliers in compliance with both California Civil Code Sections 8120 through 8138, which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord; (ii) an application and certificate for payment (AIA form G702-1992 or equivalent) signed by Tenant’s architect/space planner; (iii) original stamped building permit plans; (iv) copy of the building permit; (v) original stamped building permit inspection card with all final sign-offs; (vi) a reproducible copy (in a form reasonably approved by Landlord) of the “as-built” drawings of the Tenant Improvements; (vii) air balance reports; (viii) excess energy use calculations; (ix) one year warranty letters from Tenant’s contractors; (x) manufacturer’s warranties and operating instructions; (xi) final punchlist completed and signed off by Tenant’s architect/space planner; and (xii) an acceptance of the Premises signed by Tenant;

(D)    Landlord has determined that no work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building;

(E)    The satisfaction of any other requirements or conditions which may be required or imposed by Landlord’s lender with respect to the construction of the Tenant Improvements; and

(F)    Tenant has delivered to Landlord evidence satisfactory to Landlord that all construction costs in excess of the Allowance (if any) have been paid for by Tenant.

Notwithstanding anything to the contrary contained hereinabove, all disbursements of the Allowance shall be subject to the prior deduction of the portion of the Construction Administration Fee allocable to the Tenant Improvements described in the applicable Draw Request. For the avoidance of doubt, any portion of the Allowance to be applied toward Tenant’s furniture, fixtures and equipment (as shown on the Work Cost Statement) shall be prorated in accordance with the allocations set forth in Section 5(f) above.

(g)    Books and Records. At its option, Landlord, at any time within one (1) year after final disbursement of the Allowance to Tenant, and upon at least ten (10) days prior written notice to Tenant, may cause an audit to be made of Tenant’s books and records relating to Tenant’s expenditures in connection with the construction of the Tenant Improvements. Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least one (1) year. Tenant shall make available to Landlord’s auditor at the Premises within ten (10) business days following Landlord’s notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements. In addition to all other remedies which Landlord may have pursuant to the Amended Lease, Landlord may recover from Tenant the reasonable cost of its audit if the audit discloses that Tenant falsely reported to Landlord expenditures which were not in fact made or falsely reported a material amount in excess of 5% of any expenditure or the aggregate expenditures.

6.    CONSTRUCTION OF TENANT IMPROVEMENTS. Following Landlord’s approval of the Final Plans and the Work Cost Statement described in Section 4(f) above, Tenant’s contractor (selected as provided in Section 8(n)) will commence and diligently proceed with the construction of the Tenant Improvements. Tenant shall use diligent efforts to cause its contractor to complete the Tenant Improvements in a good and workmanlike manner in accordance with the Final Plans and the Work Schedule. Tenant agrees to use diligent efforts to cause construction of the Tenant Improvements to commence promptly following the issuance of a building permit for the Tenant Improvements. Landlord shall have the right to enter upon the Premises to inspect Tenant’s construction activities following reasonable advance notice Tenant.

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7.    DELIVERY OF POSSESSION; EXPANSIONSPACE COMMENCEMENT DATE

(a)    Delivery of Possession of Expansion Space. Landlord agrees to use its commercially reasonable efforts to deliver possession of the Expansion Space to Tenant on or before December 1, 2017 (the “Scheduled Turnover Date”). Tenant agrees that if Landlord is unable to deliver possession of the Expansion Space to Tenant on or prior to the Scheduled Turnover Date, the Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom. The actual date upon which Landlord turns over possession of the Expansion Space to Tenant is the “Turnover Date.”

(b)    Expansion Space Commencement Date. The Expansion Space Term of the Lease and Tenant’s obligation to pay rent will commence upon the earlier of (i) commencement of business operations in the Expansion Space, or (ii) July 1, 2018 (the “Expansion Space Commencement Date”); provided that the Expansion Space Commencement Date shall be delayed one (1) day for each day of delay of the substantial completion of the Tenant Improvements in the Expansion Space to the extent caused by a “Landlord Delay,” as that term is defined, below. As used herein, the term “Landlord Delay” shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely deliver the Expansion Space or approve or disapprove any construction drawings; (ii) unreasonable and material interference by Landlord, its agents, employees or contractors with the substantial completion of the Tenant Improvements and which objectively preclude construction of Tenant Improvements in the Expansion Space by any person, which interference relates to access by Tenant, its agents and contractors to the Building or any Building facilities (including loading docks and freight elevators) or service (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; (iii) delays due to the acts or failures to act of Landlord, its agents, employees or contractors with respect to payment of the Allowance and/or any cessation of work upon the Tenant Improvements as a result thereof; or (iv) delays due to Landlord’s completion of the Landlord Improvements. Notwithstanding anything to the contrary herein, in no event shall any Landlord Delay be deemed to have occurred (a) until Landlord has received written notice from Tenant that Tenant is alleging the occurrence of a Landlord Delay (which written notice shall describe in reasonable detail the nature of such alleged Landlord Delay) (each, a “Delay Notice”), (b) with respect to any period prior to the date Landlord has received such written notice from Tenant, (c) unless Landlord fails to cure such alleged Landlord Delay within two (2) business days following receipt of the applicable Delay Notice, and (d) unless and only to the extent such delay that is caused by Landlord actually delays the substantial completion of the Tenant Improvements in the Expansion Space.

(c)    Substantial Completion; Punch-List. For purposes of this Section 7, the Tenant Improvements will be deemed to be “substantially completed” when Tenant’s contractor certifies in writing to Landlord and Tenant that Tenant has substantially performed all of the Tenant Improvement Work required to be performed by Tenant under this Work Letter, other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s use of the Premises; and Tenant has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Premises. Within ten (10) days after receipt of such certificates, Tenant and Landlord will conduct a walk-through inspection of the Premises and Landlord shall provide to Tenant a written punch-list specifying those decoration and other punch-list items which require completion, which items Tenant will thereafter diligently complete.

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8.    MISCELLANEOUS CONSTRUCTION COVENANTS

(a)    No Liens. Tenant shall not allow the Tenant Improvements or the Building or any portion thereof to be subjected to any mechanic’s, materialmen’s or other liens or encumbrances arising out of the construction of the Tenant Improvements.

(b)    Diligent Construction. Tenant will promptly, diligently and continuously pursue construction of the Tenant Improvements to successful completion in full compliance with the Final Plans, the Work Schedule and this Work Letter. Landlord and Tenant shall cooperate with one another during the performance of Tenant’s Work and the Landlord Improvements to effectuate such work in a timely and compatible manner.

(c)    Compliance with Laws. Tenant will construct the Tenant Improvements in a safe and lawful manner. Tenant shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. Copies of all filed documents and all permits and licenses shall be provided to Landlord. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, or not reasonably satisfactory to Landlord because they failed to meet or exceed Building standards, shall be promptly repaired or replaced by Tenant at Tenant’s expense. Notwithstanding any failure by Landlord to object to any such Tenant Improvements, Landlord shall have no responsibility therefor.

(d)    Indemnification. Subject to the terms of the Lease regarding insurance and waiver of subrogation by the parties, Tenant hereby indemnifies and agrees to defend and hold Landlord, the Premises and the Building harmless from and against any and all suits, claims, actions, losses, costs or expenses of any nature whatsoever, together with reasonable attorneys’ fees for counsel of Landlord’s choice, arising out of or in connection with the Tenant Improvements or the performance of Tenant’s Work (including, but not limited to, claims for breach of warranty, worker’s compensation, personal injury or property damage, and any materialmen’s and mechanic’s liens); provided, however such indemnity obligation of Tenant shall not apply to the extent such claims, actions, losses, costs or expenses arise due to the negligence or willful misconduct of Landlord.

(e)    Insurance. Construction of the Tenant Improvements shall not proceed without Tenant first acquiring workers’ compensation and commercial general liability insurance and property damage insurance as well as “All Risks” builders’ risk insurance, with minimum coverage of $2,000,000 or such other amount as may be approved by Landlord in writing and issued by an insurance company reasonably satisfactory to Landlord; provided, however, Tenant shall have the right to satisfy the “All Risks” builders’ risk insurance by requiring its contractor to obtain and carry such coverage in accordance with this Section 8(e). Not less than thirty (30) days before commencing the construction of the Tenant Improvements, certificates of such insurance shall be furnished to Landlord or, if requested, the original policies thereof shall be submitted for Landlord’s approval. All such policies shall provide that thirty (30) days prior notice must be given to Landlord before modification, termination or cancellation. All insurance policies maintained by Tenant pursuant to this Work Letter shall name Landlord and any lender with an interest in the Premises as additional insureds and comply with all of the applicable terms and provisions of the Lease relating to insurance. Tenant’s general contractor constructing the Tenant Improvements shall be required to maintain the same insurance policies as Tenant, and such policies shall name Tenant, Landlord and any lender with an interest in the Premises as additional insureds.

(f)    Construction Defects. Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Tenant Improvements that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Premises in general. Tenant shall indemnify, hold harmless and reimburse Landlord for any costs or expenses incurred by Landlord by reason of any defect

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in any portion of the Tenant Improvements constructed by Tenant or Tenant’s contractor or subcontractors, or by reason of inadequate cleanup following completion of the Tenant Improvements, except to the extent such costs or expenses arise from the negligence or willful misconduct of Landlord.

(g)    Additional Services. If the construction of the Tenant Improvements shall require that additional services or facilities (including, but not limited to, hoisting, cleanup or other cleaning services, trash removal, field supervision, or ordering of materials) be provided by Landlord, then Tenant shall pay Landlord for such items at Landlord’s cost or at a reasonable charge if the item involves time of Landlord’s personnel only. Electrical power and heating, ventilation and air conditioning shall be available to Tenant during normal business hours for construction purposes at no charge to Tenant.

(h)    Coordination of Labor. All of Tenant’s contractors, subcontractors, employees, servants and agents must work in harmony with and shall not interfere with any labor employed by Landlord, or Landlord’s contractors or by any other tenant or its contractors with respect to the any portion of the Property. Nothing in this Work Letter shall, however, require Tenant to use union labor. Landlord agrees to reasonably cooperate with Tenant’s completion of the Tenant Improvements including, without limitation, the orderly scheduling of maintenance, repairs and the completion of the Landlord Improvements in effort to avoid or minimize any interference therewith.

(i)    Work in Adjacent Areas. Any work to be performed in areas adjacent to the Premises shall be performed only after obtaining Landlord’s express written permission, which shall not be unreasonably withheld, conditioned or delayed, and shall be done only if an agent or employee of Landlord is present if required by Landlord; Tenant will reimburse Landlord for the actual expense (without mark-up) of any such employee or agent.

(j)    HVAC Systems. Tenant agrees to be entirely responsible for the maintenance or the balancing of any heating, ventilating or air conditioning system installed by Tenant and/or maintenance of the electrical or plumbing work installed by Tenant and/or for maintenance of lighting fixtures, partitions, doors, hardware or any other installations made by Tenant.

(k)    Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease. Any default by Tenant following the giving of notice and the passage of any applicable cure period with respect to any portion of this Work Letter shall be deemed a breach of the Lease for which Landlord shall have all the rights and remedies as in the case of a breach of said Lease.

(l)    Approval of Plans. Landlord will not check Tenant drawings for building code compliance. Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant’s responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters; provided, however, Tenant may rely upon Landlord’s approval of the Final Plans for satisfaction and compliance with the requirements of Section 4 hereof.

(m)    Tenant’s Deliveries. Tenant shall deliver to Landlord, at least five (5) days prior to the commencement of construction of Tenant’s Work, the following information:

(i)    The names, addresses, telephone numbers, and primary contacts for the general, mechanical and electrical contractors Tenant intends to engage in the performance of Tenant’s Work; and

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(ii)    The date on which Tenant’s Work will commence, together with the estimated dates of completion of Tenant’s construction and fixturing work.

(n)    Qualification of Contractors. Once the Final Plans have been proposed and approved, Tenant shall select and retain a contractor, subcontractors and vendors (such as HVAC engineers) from a list of preferred contractors, subcontractors and vendors provided by Landlord in connection with all aspects of the design and construction of the Tenant Improvement Work in accordance with the Final Plans. All contractors, subcontractors and vendors engaged by Tenant shall be bondable and licensed, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’ s general contractor and other contractors on the job, if any, all as determined by Landlord. All Tenant Improvement Work shall be coordinated with any ongoing general construction work on the Site or in the Building, if any.

(o)    Warranties. Tenant shall cause its contractor to provide warranties for not less than one (1) year (or such shorter time as may be customary and available without additional expense to Tenant) against defects in workmanship, materials and equipment, which warranties shall run to the benefit of Landlord or shall be assignable to Landlord to the extent that Landlord is obligated to maintain any of the improvements covered by such warranties.

(p)    Landlord’s Performance of Work. Within ten (10) working days after receipt of Landlord’s notice of Tenant’s failure to perform its obligations under this Work Letter, if Tenant shall fail to commence to cure such failure, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of Tenant’s Work which Landlord determines, in its reasonable discretion, should be performed immediately and on an emergency basis for the best interest of the Premises including, without limitation, work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris; provided, however, Landlord shall use reasonable efforts to give Tenant at least ten (10) days prior notice to the performance of any of Tenant’s Work.

(q)    As-Built Drawings. Tenant shall cause “As-Built Drawings” (excluding furniture, fixtures and equipment) to be delivered to Landlord and/or Landlord’s representative no later than sixty (60) days after the completion of Tenant’s Work. In the event these drawings are not received by such date, Landlord may, at its election, cause said drawings to be obtained and Tenant shall pay to Landlord, as additional rent, the cost of producing these drawings.

(r)    Landlord Improvements. Pursuant to Section 10 of the Amendment, the parties acknowledge and agree that the Landlord Improvements are to be constructed concurrently with the Tenant Improvements in order to minimize any interference with Tenant’s business operations at the Premises and to achieve certain economic and timing efficiencies derived from such concurrent construction. Notwithstanding the foregoing, the completion of the Landlord Improvements shall be the sole, separate and distinct obligation of Landlord and Tenant shall have no responsibility for the costs or workmanship thereof. Landlord shall cause the Landlord Improvements to be completed in a good and workmanlike manner and in compliance with all applicable laws. Landlord shall cause the contractor completing the Landlord Improvements to provide warranties for not less than one (1) year (or such shorter time as may be customary and available without additional expense to Landlord) against defects in workmanship, materials and equipment, which warranties shall run to the benefit of Landlord. Landlord shall cause its contractors performing the Landlord Improvements to promptly repair any defects in and to the Landlord Improvements during the applicable warranty periods.

EXHIBIT B

EXHIBIT C

EXPANSION SPACE SIGNAGE

EXHIBIT C

EXHIBIT C

EXPANSION SPACE SIGNAGE (CONT.)

EXHIBIT C

RIGHT OF FIRST REFUSAL RIDER

RIDER NO. 1 TO AMENDED LEASE

This Rider No. 1 is made and entered into by and between LBA IV-PPI, LLC, a Delaware limited liability company (“Landlord”), and ALTERYX, INC., a Delaware corporation (“Tenant”), as of the day and year of this Amendment between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Amended Lease to the contrary, the provisions set forth below shall be deemed to be part of the Amended Lease and shall supersede any inconsistent provisions of the Lease. All references in the Amended Lease and in this Rider to the “Lease” shall be construed to mean the Amended Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1.    Grant of Option; Conditions. Tenant shall have a continuing right of first refusal (the “Right of First Refusal”) with respect to the approximately 21,935 rentable square feet of space known as Suite 450 on the fourth (4th) floor of the 3347 Building and/or with respect to the approximately 20,294 rentable square feet of space known as Suite 450 on the fourth (4th) floor of the 3345 Building (each a “ROFR Space”), as more particularly set forth herein. If a prospective tenant, other than the existing tenant in the ROFR Space, (the “Prospect”) has submitted a proposal that Landlord is prepared to accept without modification with respect to the applicable ROFR Space, Landlord shall provide Tenant with written notice (the “ROFR Notice”) of the terms under which Landlord is prepared to lease the ROFR Space to such Prospect and Tenant may lease the ROFR Space, upon such terms, by providing Landlord with written notice of exercise (the “Notice of Exercise”) within ten (10) days after the date of the ROFR Notice, except that Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with a ROFR Notice if:

a.    Tenant is in default under the Amended Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the ROFR Notice; or

b.    more than 25% of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section 20.6 of the Lease) at the time Landlord would otherwise deliver the ROFR Notice; or

c.    the Lease has been assigned (other than pursuant to a Permitted Transfer, as defined in Section 20.6 of the Lease) prior to the date Landlord would otherwise deliver the ROFR Notice; or

d.    the Tenant or Permitted Transferee is not occupying the Premises on the date Landlord would otherwise deliver the ROFR Notice.

2.    Terms for ROFR Space.

a.    The term for the ROFR Space shall commence upon the commencement date stated in the ROFR Notice and thereupon such ROFR Space shall be considered a part of the Premises, provided that all of the terms stated in the ROFR Notice, including the termination date set forth in the ROFR Notice, shall govern Tenant’s leasing of the ROFR Space and only to the extent that they do not conflict with the ROFR Notice, the terms and conditions of the Lease shall apply to the ROFR Space. Tenant shall pay Base Rent and Additional Rent for the ROFR Space in accordance with the terms and conditions of the ROFR Notice.

RIDER NO. 1

b.    The ROFR Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the ROFR Space or the date the term for such ROFR Space commences, unless the ROFR Notice specifies work to be performed by Landlord in the ROFR Space or an allowance to be provided, in which case Landlord shall perform such work in the ROFR Space or the allowance shall be provided to Tenant, as applicable. If Landlord is delayed delivering possession of the ROFR Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the ROFR Space shall be postponed until the date Landlord delivers possession of the ROFR Space to Tenant free from occupancy by any party.

c.    Notwithstanding anything in the ROFR Notice to the contrary: (A) in the event the commencement date for the ROFR Space occurs on or before December 31, 2018, the termination date for the ROFR Space shall be coterminous with the Expansion Space Expiration Date and Extension Term Expiration Date; and (B) in the in the event the commencement date for the ROFR Space occurs anytime following December 31, 2018, the Expansion Space Term and Extension Term shall hereby be extended to be coterminous with the expiration date set forth in the ROFR Notice, and the Monthly Base Rent for the Expansion Space and Current Premises during such extended period following the Extension Term Expiration Date shall be equal to One Hundred Three Percent (103%) of the Monthly Base Rent payable by Tenant during the last month of the then current Term immediately preceding the such extension.

3.    Termination of Right of First Refusal. The rights of Tenant hereunder with respect to the ROFR Space shall terminate on the earlier to occur of (i) the date which is twenty-four (24) full calendar months prior to the Expansion Space Expiration Date ; (ii) Tenant’s failure to exercise its Right of First Refusal within the ten (10) day period provided in Section 1 above (provided Tenant’s Right of First Refusal shall be reinstated if Landlord fails to enter into a lease for the ROFR Space within nine (9) months after Tenant’s failure to timely exercise its Right of First Refusal); and (iii) the date Landlord would have provided Tenant a ROFR Notice if Tenant had not been in violation of one or more of the conditions set forth in Section A above. If Tenant fails to exercise its Right of First Refusal within the ten (10) day period provided in Section 1 above and Landlord does not enter into a lease for the ROFR Space with a third party prospective tenant within nine (9) months thereafter, then Tenant’s Right of First Refusal shall be reinstated and Tenant shall again have the right to request a ROFR Notice and Landlord shall be obligated to provide Tenant a ROFR Notice prior to entering into any lease for the ROFR Space with any third party.

4.    ROFR Space Amendment. If Tenant exercises its Right of First Refusal, Landlord shall prepare an amendment (the “ROFR Space Amendment”) adding the ROFR Space to the Premises on the terms set forth in the ROFR Notice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the ROFR Space Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the ROFR Space Amendment to Landlord (or make reasonable comments thereto) within 15 days thereafter, but an otherwise valid exercise of the Right of First Refusal shall be fully effective whether or not the ROFR Space Amendment is executed.

5.    Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to (i) the renewal or extension rights of any tenant leasing all or any portion of the ROFR Space, and (ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the applicable Building for the applicable ROFR Space existing on the date hereof.

RIDER NO. 1